JMAR’S BIOSENTRY™ TO BE INSTALLED IN FIRST EUROPEAN WATER UTILITY APPLICATION

Yorkshire Water Services Ltd. Issues Purchase Order to

Commence Test Program in UK Water Utility

SAN DIEGO, CA – January 9, 2007 – JMAR Technologies, Inc. (OTC BB: JMAR) has received a purchase order from Yorkshire Water Services Ltd. to install and test the BioSentry™ Water Monitoring System in a major water utility facility in the U.K. This test program marks the first water utility application for BioSentry in Europe.

The program, scheduled to begin later this month, will determine the effectiveness of the BioSentry in detecting the presence of Cryptosporidium, a parasitic protozoan that is chlorine resistant and can infect humans, resulting in serious illness. Due to a number of outbreaks in the U.K., monitoring for Cryptosporidium is required by the U.K.’s Drinking Water Inspectorate (DWI). Current testing utilizes traditional grab-sample methods which are expensive and can take up to 72 hours to obtain results.

“We are anxious to test the BioSentry’s effectiveness in detecting Cryptosporidium and other water pathogens. Real time, continuous monitoring will significantly reduce the possibility of harmful pathogens, which will enable Yorkshire water to continue to provide high quality and safe drinking water to its customers”, stated Oswyn Parry of Yorkshire Water.

Yorkshire Water has agreed to lease the BioSentry System for an evaluation period of six months. Upon successful completion of the test period, they will have the option to purchase the unit for permanent installation. The agreement was facilitated by JMAR’s U.K. representatives, ExcelFirst, Ltd.

“Our entrance into the European drinking water market is an important milestone for the expected proliferation of the BioSentry™ system worldwide”, stated Neil Beer, JMAR’s President and CEO.

JMAR has BioSentry Systems installed in North American beverage quality assurance, water utility operations, cruise ship water monitoring, and homeland security markets. In addition, the system is being tested by the U.S. Environmental Protection Agency for homeland security applications.

About Yorkshire Water

Yorkshire Water is the main UK subsidiary of the Kelda Group, a major provider of water and waste water services to customers in the UK and US, employing over 3,000 people.

Yorkshire Water provides water and waste water services to more than 4.7 million people and 140,000 businesses. Every day the company supplies more than 1.3 billion liters of high quality water to homes and businesses in Yorkshire. Through the efficient operation of its extensive network of sewers and waste water treatment works, it also ensures that the region’s domestic and industrial waste is returned safely to the environment.

About JMAR Technologies

JMAR Technologies, Inc. is a leading innovator in the development of laser-based technology and x-ray processes for nano-scale imaging, analysis and fabrication. The Company is leveraging more than a decade of laser and photonics research to develop a portfolio of products with commercial applications in rapidly growing industries, while continuing to carry out research and development for the U.S. Government.

JMAR’s flagship commercialization product, BioSentry™, is a contamination warning system for waterborne microorganisms. BioSentry™ uses laser-based, multi-angle light scattering technology to provide continuous, on-line, real-time monitoring for harmful microorganisms. BioSentry™ is targeted toward a number of applications across multiple markets, including homeland security, the cruise ship and beverage industries, pharmaceutical companies, and municipal water utilities.

JMAR’s pursuit of leading edge products targets nanotechnology, bioscience and the semiconductor industries with its BriteLight™ laser, a stand-alone product as well as the x-ray light source in nanolithography systems; the X-ray Microscope for 3D visualization of single cells and polymers; and the X-ray NanoProbe for enabling nano-scale interaction, analysis and materials modification. In addition, JMAR employs key strategic alliances for the production of a hazardous materials chemical sensor, and the prototyping and production of a nanoparticle ultra-thin coating system.

Contact Information:

JMAR Technologies, Inc.

Dennis Valentine Chief Financial Officer Phone: 858-946-6800

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the risk that the transition of the trading or quotation of our shares of common stock to the OTC Bulletin Board or to the “Pink Sheets” may have an adverse effect on the price or liquidity of our shares of common stock, including a possible decline in the number of market makers who are willing to make a market in our stock, and our ability to engage in certain financing transactions on terms as favorable as when the Company’s shares were traded on The Nasdaq Stock Market., the performance validation tests of the BioSentry Beta units are not successfully completed due to unforeseen issues with the installation and operation of the units outside of the controlled environment of JMAR’s facility, delays in completion of the X-ray Microscope and X-ray Nano Probe prototypes and transition to production units, the failure of the technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the markets , cost and margins for JMAR’s products, failure to obtain market acceptance, current or future government regulations affecting the use of JMAR’s products, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended September 30, 2006 filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.